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                                                                    Exhibit 99.1


                                                        Contact: Michele Ciechon
                                                        423-675-2110

                              FOR IMMEDIATE RELEASE
                              ---------------------

                      COMPUTATIONAL SYSTEMS, INC. ANNOUNCES
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                   MERGER AGREEMENT WITH EMERSON ELECTRIC CO.
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     KNOXVILLE, Tenn., October 17, 1997 -- Computational Systems, Inc., a
leading developer and producer of predictive maintenance hardware and software, announced today that it has signed an agreement and plan of merger with Emerson Electric Co., and upon completion of the merger will become a wholly owned subsidiary of Emerson.

     The agreement, which is subject to certain conditions, including regulatory and CSI's stockholders' approval, calls for Emerson to pay $29.65 a share for each share of CSI's outstanding common stock, of which $5.93 per share is payable in cash, and the remaining $23.72 per share is payable in Emerson common stock in a tax free exchange. The Emerson common stock will be valued based on the average of its closing prices over the ten trading days ending one day prior to the merger. In addition, Ronald G. Canada, Chairman and Chief Executive Officer of CSI, who owns approximately 22% of CSI's outstanding stock, has granted an option to Emerson relating to his CSI shares.

     "The technologies in our business continue to evolve," said Ron Canada, chairman of the board and chief executive officer. "We are determined to remain a leader and, with Emerson's global reach and resources, CSI can continue to grow and increase its presence worldwide."

     "Continued product development is essential to CSI's future," added Ken Piety, vice chairman and chief technology officer. "This partnership with Emerson, which has a longstanding commitment to engineering and development, will help keep CSI on the leading edge of condition monitoring."

     Based in St. Louis, Emerson Electric manufactures a broad range of electronic, electrical and related products for commercial, industrial and consumer markets worldwide. Sales for fiscal 1996 totaled $11.1 billion.

     Computational Systems, founded in 1984 and based in Knoxville, Tennessee, is the world's leading designer, producer and marketer of condition-monitoring products and services for large, continuous process manufacturers and utilities. These products reduce or eliminate equipment downtime. Company revenues in 1996 were approximately $50 million.